Spark Networks(R) Reports Fourth Quarter Financial Results

LOS ANGELES, CA -- (Marketwired - March 05, 2014) - Spark Networks, Inc. (NYSE MKT: LOV)

  Total revenue grew Y/Y for 12th consecutive quarter
  Total contribution(1) grew 16% Y/Y
  Christian Networks revenue grew Y/Y for 13th consecutive quarter
  Christian Networks ARPU(2) grew Q/Q for first time since Q1 2013

Spark Networks, Inc. (NYSE MKT: LOV), a leader in creating niche-focused brands that build and strengthen the communities they serve, today reported financial results for the fourth quarter and full year ended December 31, 2013.

Financial Highlights

                                            Q4 2012        Q4 2013
                                         -------------  -------------
       Revenue                           $16.3 Million  $17.2 Million
       Contribution Margin(3)                      23%            25%
       Net Loss                          $10.5 Million   $3.5 Million
       Net Loss Per Share                        $0.51          $0.15

Management Commentary
"2013 marked our third consecutive year of growth as we continued to execute our long-term strategic plan," said Greg Liberman, Spark Networks' Chairman and Chief Executive Officer. "And, unlike the previous two years, in addition to delivering 12% revenue growth, we also demonstrated a meaningful 8% improvement in contribution for the year, punctuated by a 16% increase in Q4 contribution."

"Our dual engines -- the Christian and Jewish Networks segments, anchored by ChristianMingle and JDate -- once again drove our performance. In 2013, Christian Networks grew 27%, generated more than $40 million in revenue and constituted 58% of the company's revenue base. While impressive in a vacuum, that is even more notable given that Christian Networks generated less than $6 million and comprised just 14% of our revenue when we relaunched the business three years ago. And, from a competitive perspective, with nearly 80% awareness, ChristianMingle has clearly become our second iconic brand that sits at the heart of its community."

Financial Results

Revenue in the fourth quarter of 2013 was $17.2 million, an increase of 6% compared to the year ago period. Full year 2013 revenue was $69.4 million, a 12% increase compared to 2012. The Christian Networks segment was the primary driver of that growth.

Contribution in the fourth quarter of 2013 was $4.3 million, an increase of 16% compared to the year ago period. Full year 2013 contribution was $17.3 million, an increase of 8% compared to 2012. A 35% and 21% increase in Christian Networks contribution for the quarter and full year, respectively, drove the gains in total company contribution.

Total cost and expenses in the fourth quarter of 2013 were $20.7 million, an increase of 10% compared to the year ago period. Full year 2013 total cost and expenses were $81.5 million, a 15% increase compared to 2012. Our increased direct marketing investment in the Christian Networks segment, the expansion of our mobile product and media business teams and higher legal fees drove the majority of growth in total cost and expenses for the quarter and the full year.

Net loss in the fourth quarter of 2013 was $3.5 million, or $0.15 per share, compared to a net loss of $10.5 million, or $0.51 per share, in the year ago period. Full year 2013 net loss was $12.4 million, or $0.54 per share, compared to a net loss of $15.0 million, or $0.72 per share, in 2012.

Adjusted EBITDA(4) in the fourth quarter of 2013 was a loss of $2.8 million, compared to a loss of $2.0 million in the year-ago period. Full year 2013 Adjusted EBITDA was a loss of $9.1 million, compared to a loss of $6.7 million in 2012.

Total average paying subscribers(5) in the fourth quarter of 2013 were 292,760, an increase of 5% compared to the year ago period. Full year 2013 average paying subscribers were 297,696, a 15% increase compared to 2012. The growth in our Christian Networks average paying subscribers drove the total company average paying subscriber increases.

Balance Sheet, Cash, Debt
As of December 31, 2013, the company had cash and cash equivalents of $14.7 million, an increase of 41% from $10.5 million at December 31, 2012. As of December 31, 2013, the company had no outstanding debt.

                      SPARK NETWORKS, INC. SEGMENT(6)
                          RESULTS FROM OPERATIONS
           (in thousands except subscriber and ARPU information)

                                                                     Q4 '13
                                                                     v. Q4
                   Q4 2012   Q1 2013   Q2 2013   Q3 2013   Q4 2013    '12
                  --------  --------  --------  --------  --------  -------

Net Revenue
Jewish Networks   $  6,617  $  6,452  $  6,460  $  6,433  $  6,444     -2.6%
Christian Networks   8,721     9,908    10,260    10,088     9,989     14.5%
Other Networks         836       815       775       715       667    -20.2%
Offline & Other
 Businesses             97        88        86       125       104      7.2%
                  --------  --------  --------  --------  --------  -------
  Total Net
   Revenue        $ 16,271  $ 17,263  $ 17,581  $ 17,361  $ 17,204      5.7%

Direct Mktg. Exp.
Jewish Networks   $    834  $    751  $    776  $    822  $    991     18.8%
Christian Networks  11,480    11,722    12,866    11,659    11,769      2.5%
Other Networks         201       199       152       123       121    -39.8%
Offline & Other
 Businesses             69        26        31        30        36    -47.8%
                  --------  --------  --------  --------  --------  -------
  Total Direct
   Mktg. Exp.     $ 12,584  $ 12,698  $ 13,825  $ 12,634  $ 12,917      2.6%

Contribution
Jewish Networks   $  5,783  $  5,701  $  5,684  $  5,611  $  5,453     -5.7%
Christian Networks  (2,759)   (1,814)   (2,606)   (1,571)   (1,780)    35.5%
Other Networks         635       616       623       592       546    -14.0%
Offline & Other
 Businesses             28        62        55        95        68    142.9%
                  --------  --------  --------  --------  --------  -------
  Total
   Contribution   $  3,687  $  4,565  $  3,756  $  4,727  $  4,287     16.3%

Average Paying
 Subs.
Jewish Networks     85,736    85,200    84,487    83,732    83,175     -3.0%
Christian Networks 168,394   186,896   196,598   197,420   192,349     14.2%
Other Networks      25,130    23,435    21,183    19,073    17,236    -31.4%
                  --------  --------  --------  --------  --------  -------
  Total Avg.
   Paying Subs.(7) 279,260   295,531   302,268   300,225   292,760      4.8%
ARPU
Jewish Networks   $  24.93  $  24.86  $  25.15  $  25.28  $  25.34      1.7%
Christian Networks   16.43     16.84     16.55     16.07     16.14     -1.7%
Other Networks       10.36     10.84     11.49     12.08     12.44     20.0%
                  --------  --------  --------  --------  --------  -------
  Total ARPU(7)   $  18.49  $  18.68  $  18.60  $  18.38  $  18.54      0.3%

Investor Conference Call
The company will discuss its financial results during a live teleconference today at 1:30 p.m. Pacific time.

Toll-Free (United States): 1-877-407-0789
International: 1-201-689-8562

In addition, the company will host a webcast of the call which will be accessible in the Investor Relations section of the company's website at www.spark.net or by clicking http://investor.spark.net.

A replay will begin approximately three hours after completion of the call and run until March 19, 2014.

Replay
Toll-Free (United States): 1-877-870-5176
International: 1-858-384-5517
Passcode: 13574700

Safe Harbor Statement:
This press release contains forward-looking statements. Any statements in this news release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to our ability to: attract members; convert members into paying subscribers and retain our paying subscribers; develop or acquire new product offerings and successfully implement and expand those offerings; keep pace with rapid technological changes; maintain the strength of our existing brands and maintain and enhance those brands; continue to depend upon the telecommunications infrastructure and our networking hardware and software infrastructure; estimate on-going general and administrative costs, and obtain financing on acceptable terms. For a discussion of these and further risks and uncertainties, please see our filings with the Securities and Exchange Commission. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings with the SEC also are available from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

About Spark Networks, Inc.:
The Spark Networks portfolio of consumer Web sites includes, among others, JDate®.com (www.jdate.com), ChristianMingle®.com (www.christianmingle.com), Spark®.com (www.spark.com), BlackSingles.com® (www.blacksingles.com), and SilverSingles®.com (www.silversingles.com).

(1) "Contribution" is defined as revenue, net of credits and credit card chargebacks, less direct marketing.

(2) ARPU is defined as average revenue per user per month. Total ARPU excludes results from the company's HurryDate business due to its relative size.

(3) "Contribution Margin" is defined as Contribution divided by revenue, net of credits and credit card chargebacks.

(4) The company reports Adjusted EBITDA as a supplemental measure to generally accepted accounting principles ("GAAP"). This measure is one of the primary metrics by which we evaluate the performance of our businesses, budget, forecast and compensate management. We believe this measure provides management and investors with a consistent view, period to period, of the core earnings generated from on-going operations and excludes the impact of: (i) non-cash items such as stock-based compensation, asset impairments, non-cash currency translation adjustments related to an inter-company loan and (ii) one-time items that have not occurred in the past two years and are not expected to recur in the next two years. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing our operating performance or financial position, as Adjusted EBITDA is not defined by GAAP.

"Adjusted EBITDA" is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, impairment of long-lived assets, non-cash currency translation adjustments for an inter-company loan and the income (loss) recognized from non-cash assets received in connection with a legal judgment.

(5) "Average paying subscribers" are defined as individuals who have paid a monthly fee for access to communication and Web site features beyond those provided to our members. Average paying subscribers for each month are calculated as the sum of the paying subscribers at the beginning and end of the month, divided by two. Average paying subscribers for periods longer than one month are calculated as the sum of the average paying subscribers for each month, divided by the number of months in such period.

(6) In accordance with Segment Reporting guidance, the company's financial reporting includes detailed data on four separate operating segments. The Jewish Networks segment consists of the company's JDate.com, JDate.co.il, JDate.fr, JDate.co.uk and Cupid.co.il Web sites and their respective co-branded Web sites. The Christian Networks segment consists of the company's ChristianMingle.com, ChristianMingle.co.uk, ChristianMingle.com.au, Believe.com, ChristianCards.net, ChristianDating.com, DailyBibleVerse.com and Faith.com Web sites. The Other Networks segment consists of Spark.com and related other general market Web sites as well as other properties which are primarily composed of sites targeted towards various religious, ethnic, geographic and special interest groups. The Offline & Other Businesses segment consists of revenue generated from offline activities and HurryDate events and subscriptions.

(7) Total Average Paying Subscribers excludes results from the company's HurryDate business due to its relative size.

                            SPARK NETWORKS, INC.
                        CONSOLIDATED BALANCE SHEETS
                     (in thousands, except share data)

                                                 December 31,  December 31,
                                                 ------------  ------------
                                                     2012          2013
                                                 ------------  ------------
Assets
Current assets:
  Cash and cash equivalents                      $     10,458  $     14,723
  Restricted cash                                       1,232         1,296
  Accounts receivable                                   1,510         1,569
  Deferred tax asset - current                              8            10
  Prepaid expenses and other                              861         1,787
                                                 ------------  ------------
    Total current assets                               14,069        19,385
Property and equipment, net                             3,133         3,901
Goodwill                                                8,861         9,305
Intangible assets, net                                  2,143         2,269
Deferred tax asset - non-current                            5           186
Deposits and other assets                                 153           208
                                                 ------------  ------------
  Total assets                                   $     28,364  $     32,254
                                                 ============  ============

Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                               $      1,093  $      1,516
  Accrued liabilities                                   5,339         5,761
  Deferred revenue                                      8,128         8,830
  Deferred tax liability - current portion                257           526
                                                 ------------  ------------
    Total current liabilities                          14,817        16,633
Deferred tax liability                                  1,413         1,781
Other liabilities - non-current                           588         1,717
                                                 ------------  ------------
    Total liabilities                                  16,818        20,131
Commitments and contingencies
Stockholders' equity:
Authorized capital stock consists of 100,000,000
 shares of Common Stock, $0.001 par value; issued
 and outstanding: 24,001,937 and 20,945,364
 shares at December 31, 2013 and 2012,
 respectively:                                             21            24
  Additional paid-in-capital                           54,857        70,747
  Accumulated other comprehensive income                  712           776
  Accumulated deficit                                 (44,044)      (56,424)
                                                 ------------  ------------
  Total stockholders' equity                           11,546        15,123
                                                 ------------  ------------
    Total liabilities and stockholders' equity   $     28,364  $     35,254
                                                 ============  ============

                            SPARK NETWORKS, INC.
                   CONSOLIDATED STATEMENTS OF OPERATIONS
              (unaudited, in thousands, except per share data)

                           Three Months Ended
                              December 31,       Years Ended December 31,
                           ------------------  ----------------------------
                             2012      2013      2011      2012      2013
                           --------  --------  --------  --------  --------

Revenue                    $ 16,271  $ 17,204  $ 48,493  $ 61,743  $ 69,409

Cost and expenses:
  Cost of revenue
   (exclusive of
   depreciation shown
   separately below)         13,491    13,911    28,955    49,216    55,958
  Sales and marketing         1,015     1,629     3,722     3,991     5,601
  Customer service              647       765     1,980     2,534     2,902
  Technical operations          296       280     1,367     1,363     1,167
  Development                   797       799     2,710     3,346     3,129
  General and
   administrative             2,237     2,790     8,068     8,787    10,494
  Depreciation                  431       533     1,320     1,673     1,987
  Amortization of
   intangible assets              -        10       370        13        20
  Impairment of goodwill,
   long-lived assets and
   other assets                   -         -     1,145         -       265
                           --------  --------  --------  --------  --------
Total cost and expenses      18,914    20,717    49,637    70,923    81,523

Operating loss               (2,643)   (3,513)   (1,144)   (9,180)  (12,114)
Interest (income) expense
 and other, net                (188)      (56)      162      (238)     (229)
                           --------  --------  --------  --------  --------
Loss before income taxes     (2,455)   (3,457)   (1,306)   (8,942)  (11,885)

Provision for income taxes    8,083        92       305     6,047       495
                           --------  --------  --------  --------  --------
Net loss                   $(10,538) $ (3,549) $ (1,611) $(14,989) $(12,380)
                           ========  ========  ========  ========  ========

Net loss per share - basic
 and diluted               $  (0.51) $  (0.15) $  (0.08) $  (0.72) $  (0.54)
                           ========  ========  ========  ========  ========
Weighted average shares
 outstanding - basic and
 diluted                     20,816    23,938    20,591    20,781    22,795

 Stock-based compensation:
       (in thousands)

                            Three Months Ended
                               December 31,        Year Ended December 31,
                            ------------------  ----------------------------
                              2012      2013      2011      2012      2013
                            --------  --------  --------  --------  --------
Cost of revenue             $      2  $      -  $      8  $      8  $      -
Sales and marketing               21        38        80        76       145
Customer service                   1         -         -         2         -
Technical operations              29         -       119       118         4
Development                       11         -        42        42        10
General and administrative       150       153       657       567       608

   Reconciliation of Net
 Loss (Income) to Adjusted
          EBITDA:          Three Months Ended           Years Ended
       (in thousands)         December 31,             December 31,
                           ------------------  ----------------------------
                             2012      2013      2011      2012      2013
                           --------  --------  --------  --------  --------

Net loss                   $(10,538) $ (3,549) $ (1,611) $(14,989) $(12,380)
Interest                         16        18       102        59        71
Taxes                         8,083        92       305     6,047       495
Depreciation                    431       533     1,320     1,673     1,987
Amortization                      -        10       370        13        20
                           --------  --------  --------  --------  --------
EBITDA                       (2,008)   (2,896)      486    (7,197)   (9,807)
Stock-based compensation        214       191       906       813       767
Impairment of long-lived
 assets and other assets          -         -     1,145         -       265
Non-cash currency
 translation adjustments       (201)      (82)      337      (124)     (297)
Non-repetitive property
 possession                       -         -      (247)     (151)        -
                           --------  --------  --------  --------  --------
Adjusted EBITDA            $ (1,995) $ (2,787) $  2,627  $ (6,659) $ (9,072)
                           ========  ========  ========  ========  ========

For More Information
Investors:
Addo Communications
Laura Bainbridge, Kimberly Esterkin
laurab@addocommunications.com; kimberlye@addocommunications.com
310-829-5400